Exhibit 10.1

November 6, 2025

Anirma Gupta

via email

Resignation and Transition Agreement

Dear Anirma:

This letter sets forth the terms of your resignation and transition (the “Agreement”), effective as of the date of your signature below, between you and Unity Technologies SF (the “Company”).

1. Resignation. You have let us know that you would like to resign your employment with the Company. You and the Company have agreed upon an effective resignation date of May 15, 2026 (the “Resignation Date”), unless your employment ends sooner pursuant to terms of this Agreement.

2. Transition Benefit. If you timely sign and comply in all material respects with the terms of this Agreement, including but not limited to the Release of Claims Section below, the Company will provide you with a Transition Benefit as set forth in Sections 2 and 3 of this Agreement:

a. Duties. You currently serve as the Company’s Chief Legal Officer. Effective November 14, 2025 (the “Transition Date”), you will resign your role as Chief Legal Officer. Between the Transition Date and the Resignation Date (the “Transition Period”), your title will be Strategic Legal Advisor, and you will report to Matt Bromberg, CEO, providing assistance as needed. During the Transition Period, you agree to comply with the Company’s policies and procedures and your other obligations to the Company (including the terms of your offer letter, dated 11/4/2022, the “Employment Agreement”) in all material respects. You will cooperate with the Company in announcing your resignation between signing of this Agreement and November 10, 2025.

b. Compensation/Benefits. Before and during the Transition Period, your base salary will remain the same, and you will continue to be eligible for the Company’s standard benefits. During the Transition Period, your Company equity awards will continue to vest.

c. Early Conclusion.

(i)

If, prior to the Transition Date, the Company terminates your employment for Cause (as defined in the Executive Severance Plan) or you voluntarily terminate your employment, then you will no longer be eligible to participate in any Company benefit plans (except to the extent required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”)), your employment will cease on the day of termination, and you will not be entitled to the Exercise Extension or the Separation Payments (each as defined below).

(ii)

If, during the Transition Period, the Company terminates your employment for Cause, then you will no longer be eligible to participate in any Company benefit plans, your employment will cease on the day of termination, you will not be entitled to any further payment of base salary or further vesting of your equity awards, and you will not be entitled to the Exercise Extension or the Separation Payments. The Company hereby agrees that it shall not have the right to terminate your employment without Cause prior to May 16, 2026.

(iii)

After the Transition Date, you may elect in your sole discretion to accelerate the Resignation Date and terminate the Transition Period for any reason or no reason, in which circumstance (A) your employment will cease on the day of such termination and you will no longer be eligible to participate in any Company benefit plans (except to the extent required under COBRA), (B) the Company shall have no obligation to pay you any further base salary and any further vesting of your equity awards shall cease, and (C) you will be eligible to receive the Exercise Extension (as modified by this Section 2.c.(iii)) and the Separation Payments, in accordance with the timing set forth in Section 4 below, contingent upon your satisfaction of the Severance Preconditions. For the avoidance of doubt, in such case, the Exercise Extension shall apply from the earlier of (1) May 15, 2026 or (2) the date immediately prior to the date that a stock option would otherwise be scheduled to expire in accordance with its terms without consideration of the Exercise Extension, notwithstanding your termination of employment prior to such date.

d. Outside Employment. You will be permitted to obtain employment or provide consulting services outside the Company during your Transition Period, so long as you disclose that employment or other services to the Company’s Chief Executive Officer or Chief People Officer prior to accepting the role and such officer determines in good faith that such role is not in conflict with your obligations to the Company.

e. Failure to Sign. Should you fail to timely sign this Agreement, (i) you will not receive the benefits of the Transition Benefit or the additional benefits of this Agreement listed in the sections that follow, (ii) your termination of employment will be treated as a termination by the Company within the scope of Section 6 of the Executive Severance Plan, subject to your compliance with the conditions precedent set forth therein, and (iii) your employment will conclude on the Transition Date of November 14, 2025.

3. Extended Exercise Period. If you timely sign and comply in all material respects with your obligations under this Agreement, and, on or after the Resignation Date, timely sign and return the Resignation Date Release attached hereto as Exhibit A, and allow it to become effective, (collectively, the “Severance Preconditions”), then the Company will extend the period of time in which you may exercise any vested, outstanding and unexercised stock options as of the Resignation Date to the earliest of (i) three years following the Resignation Date, (ii) the applicable expiration date(s) of the award, or (iii) such earlier date as may be provided for under the equity plan of the Company under which such stock option was granted (the “Exercise Extension”). To the extent your options are incentive stock options (“ISOs”), you understand that you must affirmatively accept the Exercise Extension as described below. If you accept the Exercise Extension in respect of your ISOs and the Exercise Extension becomes effective, such options will no longer qualify as ISOs and will instead be treated for tax purposes as nonqualified stock options. As a result, you understand that you must satisfy all applicable tax withholding obligations upon exercise of the options. You should consult with your tax advisor regarding the decision to accept or reject the Exercise Extension for any of your ISOs. To the extent your options are nonqualified stock options (“NSOs”), then if you sign the Resignation Date Release and allow it to become effective, the Exercise Extension will automatically apply to your NSOs that are outstanding, vested and exercisable as of the Resignation Date as a severance benefit.

You hereby elect to ACCEPT or DECLINE, as applicable, the Exercise Extension with respect to your ISOs as set forth below:

ACCEPT	DECLINE
☒	☐

If the Resignation Date Release does not become effective in accordance with its terms, then any acceptance of the Exercise Extension will be disregarded and will be of no force or effect. You acknowledge that if you fail to accept the Exercise Extension, then the Exercise Extension will not apply to any of your ISOs and such ISOs will continue to be governed by their existing terms (including the existing post-termination exercise period).

4. Separation Payments. If you timely sign this Agreement and satisfy the Severance Preconditions, then the Company will provide you with the following payments (collectively the “Separation Payments”):

a) Salary Payment. A payment in the amount of $253,750, less applicable state and federal payroll deductions, which is equivalent to twenty-six (26) weeks of your base salary.

b) 2025 Corporate Bonus Payment. A payment in the amount of $380,625, less applicable state and federal payroll deductions, which represents 100% of your target 2025 Corporate Bonus.

c) COBRA Payment. A payment of $17,780, less applicable taxes and withholdings, which represents a payment equal to the equivalent of six months’ payment for health care continuation costs under COBRA, which is intended to partially offset your health care continuation coverage costs under COBRA.

The amounts listed in 4.a and 4.c above shall be paid in a lump sum payment, thirty (30) business days following your Resignation Date, in accordance with the Company’s regular payroll practices. The amount listed in 4.b above shall be paid at the same time as 2025 bonuses are paid to the Company’s senior executives generally, but in no event later than March 15, 2026. For the avoidance of doubt, the payment timing set forth herein shall apply even if payment of the Separation Payments is triggered pursuant to 2.c.(iii) above. Furthermore, in the event that the Severance Preconditions are not yet satisfied as of the date that the amount listed in 4.b above is required to be paid, such amount shall nevertheless be paid subject to your obligation to return such amount to the Company in the event that the Severance Preconditions are not satisfied.

5. Other Compensation or Benefits. You acknowledge that (a) except as expressly provided in this Agreement, as of the date of the effectiveness of this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Resignation Date, with the exception of any vested right you may have under the express terms of a written benefit plan sponsored by the Company (e.g., 401(k) account or as yet unpaid medical claims) or any vested equity awards or any as yet unpaid base salary or unpaid expense reimbursements, and (b) as it relates to your eligibility for severance benefits, except as provided in this Agreement, this Agreement supersedes in its entirety the Executive Severance Plan and your participation agreement thereunder, dated 12/22/2022.

6. Employee Non-Disparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be materially harmful to its or their business, business reputation, or personal reputation. Nothing in this Agreement is intended to or shall prohibit you from performing the services contemplated by this Agreement, or from disclosing or discussing conduct, or the existence of a settlement involving conduct, that you reasonably believed under California State, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or a violation of public policy.

7. Company Non-Disparagement. The Company shall instruct the CEO and CEO direct reports in their capacity as such to preserve your reputation in its official publications and to refrain from any act or omission, which is likely to harm such reputation. Further, the Company shall instruct its CEO and CEO direct reports, in their capacity as such, not to make any derogatory statements about you.

8. No Voluntary Adverse Action. You agree that you will not voluntarily (except as legally required or as permitted under the Protected Rights section below) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

9. Cooperation. During the Transition Period and after the Resignation Date, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any pending or future claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

10. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

11. Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment with the Company or your resignation; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act; the California Labor Code; the California Family Rights Act; the California Constitution; the Private Attorneys General Act (to the maximum extent permitted by law). Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law to the extent such claims are not waivable as a matter of law with this release; (iii) the Company’s obligation to make payments under the Agreement; (iv) any amounts due and owing to you under the Employment Agreement or Company policies (e.g., unpaid salary, unpaid vacation or unreimbursed business expenses; (v) any rights to workers compensation benefits; (vi) any vested rights under any benefit plan, program or policy sponsored by the Company (e.g., 401(k) account and COBRA rights) and (vii) any claims for breach of this Agreement. You acknowledge that you have been advised, pursuant to California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

12. California Civil Code Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

13. Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that you are otherwise waiving all rights you may have to relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

14. Dispute Resolution. You and the Company agree that any disputes will be subject to the arbitration provisions set forth in the Employment Agreement.

15. Section 409A. It is intended that all of the benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder (“Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. If any such amount is or becomes subject to the requirements of Section 409A, this Agreement will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly. Each installment of severance benefits, if any, is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i).

16. Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter, including, without limitation, the Executive Severance Plan (in addition to provisions of the Employment Agreement that survive beyond the end of employment). It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will subject to California law. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

Please sign and return this Agreement to me within ten days. Thank you for your many contributions, we wish you all the best!

Sincerely,

By:	/s/ Matthew Bromberg
Matthew Bromberg
Chief Executive Officer, Unity Technologies SF

[signature page to follow]

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Anirma Gupta
Anirma Gupta

November 6, 2025
Date

EXHIBIT A

RESIGNATION DATE RELEASE

(to be signed and returned to the Company on or within twenty-one (21) days after the Resignation Date)

In exchange for the compensation and benefits to be provided to me by Unity Technologies SF (the “Company”) pursuant to that certain letter Transition and Resignation Agreement with the Company dated November 6, 2025 (the “Agreement”), I hereby provide the following Resignation Date Release (the “Release”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

I acknowledge that, other than the compensation and benefits to be provided to me pursuant to the Agreement, after the Transition Date I have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits, with the exception of any vested right I may have under the express terms of a written benefit plan sponsored by the Company (e.g., 401(k) account or as yet unpaid medical claims) or any vested equity awards.

I hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, the California Labor Code, the California Family Rights Act, the California Constitution, and the Private Attorneys General Act (to the maximum extent permitted by law). . Notwithstanding the foregoing, I am not releasing the Company hereby from: (i) any obligation to indemnify me pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law to the extent such claims are not waivable as a matter of law with this release; (iii) the Company’s obligation to make payments under the Agreement; (iv) any amounts due and owing to me under the Employment Agreement or Company policies (e.g., unpaid salary, unpaid vacation or unreimbursed business expenses; (v) any rights to workers compensation benefits; (vi) any vested rights under any benefit plan, program or policy sponsored by the Company (e.g., 401(k) account and COBRA rights) and (vii) any claims for breach of this Agreement.

California Civil Code Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims herein, including but not limited to my release of unknown claims.

ADEA Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I have under the ADEA, and that the consideration given for the waiver and releases I have given in this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke this Release (in a written revocation sent to the Company); and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Release provided that I do not revoke it (the “Effective Date”).

I understand that nothing in this Release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release. I understand that nothing in this Release prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful. I acknowledge that I have been advised, pursuant to California Government Code Section 12964.5(b)(4), that I have the right to consult an attorney regarding this Agreement and that I was given a reasonable time period of not less than five (5) business days in which to do so. I further acknowledge and agree that, in the event I sign this Agreement prior to the end of the reasonable time period provided by the Company, my decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

[Signature page to follow]

This Release, together with the Agreement (and its exhibits) constitutes the entire agreement between me and the Company with respect to the subject matter hereof (in addition to provisions of the Employment Agreement that survive the end of employment). I am not relying on any representation not contained herein or in the Agreement.

UNDERSTOOD, ACCEPTED, AND AGREED:

Anirma Gupta

Date